RELEASE: October 16, 2009. CNB Corporation, the holding company for The Conway National Bank, headquartered in Conway, South Carolina, announced today that its Board of Directors has declared a two-for-one split of the Company's common stock. One additional share of the Company's common stock will be issued for each share owned by each person who was a shareholder of record on October 23, 2009. The distribution will be made on November 5, 2009. Shareholders of record will receive a new stock certificate representing the additional shares distributed to them as a result of the stock split. Existing stock certificates will remain outstanding.

Harold Cushman, Chairman of the Board of CNB Corporation, explained that the Board had approved the split to bring the market price of the Company's common stock more into line with the prices of other community banks.

Contact information: Edward T. Kelaher, Chairman of the Governance Committee of the Board of Directors of CNB Corporation and The Conway National Bank, 843-222-8166.